EXHIBIT 99.2

American Eagle Outfitters, Inc.
August 2007
Recorded Sales Commentary Transcript dated September 5, 2007

Good afternoon. You have reached the American Eagle Outfitters August 2007 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

August sales reflected AE's strong position as a destination for back-to-school shopping and our commitment to delivering relevant collections that strike the right balance between fashion basics and on-trend items.

August total sales increased 13% to $311.3 million for the four weeks ended September 1, compared to the four weeks ended August 26, last year. Comparable stores sales grew 9%, compared to the shifted period ended September 2, 2006. This compares to a 16% shifted August comp increase last year. We note that our shifted September 2006 comp increased 11%.

Our men's business delivered comparable store sales in the mid-teens, while the women's business produced a mid-single digit comp increase. The best performing categories in men's included denim, shorts, polo's and graphic t's. Women's top performing categories included denim, shorts, tanks, woven shirts, fleece and aerie.

Positive store traffic and an improved conversion rate led to a mid-single digit increase in the number of transactions per average store. Our average transaction value increased in the mid-single digits driven by a mid-single digit increase in units per transaction. Our average unit retail price declined in the low-single digits primarily as a result of the sales mix.

Weekly comps were as follows:

  Week one increased in the mid-single digits, compared to positive high-single digit last year;

  Week two increased in the mid-teens, compared to positive high-single digits;

  Week three of positive mid-teens, compared to an increase in the high-teens; and

  Week four was flat, compared to positive mid-thirties last year.

In August, we experienced particular strength in the Southwest and Southeast regions due to later back-to-school starts this year, as well as the movement of Texas and Florida tax-free events into fiscal August.

Geographical regions are as follows:

  The Southwest increased in the mid-thirties;

  The Southeast increased in the low-twenties;

  Canada increased in the mid-teens;

  The Midwest and Mid-Atlantic regions increased in the low-single digits;

  The West increased slightly; and

  The Northeast declined slightly.

Sales at ae.com increased 38% in August, driven by increased traffic and a higher average transaction value. We continue to see positive momentum from our site-redesign and our new entertainment channel 77E.

Last week, our "Fall One" collection arrived in stores, providing newness during the late back-to-school shopping period, and our final fall update arrives on September 25.

At this time, we are reiterating our third quarter earnings expectation of $0.47 to $0.48 per share, compared to $0.44 last year.

Thank you for your continued interest in American Eagle Outfitters.